Exhibit 10(l)
                    MODIFICATION NO. 1 TO THE
             AEP SYSTEM INTERIM ALLOWANCE AGREEMENT
                          BY AND AMONG
                    APPALACHIAN POWER COMPANY
                 COLUMBUS SOUTHERN POWER COMPANY
                 INDIANA MICHIGAN POWER COMPANY
                     KENTUCKY POWER COMPANY
                       OHIO POWER COMPANY
                            AND WITH
          AMERICAN ELECTRIC POWER SERVICE CORPORATION
                            AS AGENT

                            CONTENTS
PREAMBLE  . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
ARTICLE  1  -  Definitions. . . . . . . . . . . . . . . . . . .  4
ARTICLE  2  -  Emission Allowance Management. . . . . . . . . .  9
ARTICLE  3  -  Agent's Responsibilities . . . . . . . . . . . . 10
ARTICLE  4  -  Settlements. . . . . . . . . . . . . . . . . . . 11
ARTICLE  5  -  Billings and Payments. . . . . . . . . . . . . . 15
ARTICLE  6  -  Taxes. . . . . . . . . . . . . . . . . . . . . . 15
ARTICLE  7  -  Modifications. . . . . . . . . . . . . . . . . . 16
ARTICLE  8  -  Effective Date and Terms of this Agreement . . . 16
ARTICLE  9  -  Regulatory Authorities . . . . . . . . . . . . . 17
ARTICLE 10  -  Assignment . . . . . . . . . . . . . . . . . . . 17
     0.1 THIS AGREEMENT, made and entered into as of the 28th day of July, 1994 by and among APPALACHIAN POWER COMPANY (APCo), a Virginia corporation, COLUMBUS SOUTHERN POWER COMPANY (CSP), an Ohio corporation, INDIANA MICHIGAN POWER COMPANY (I&M), an Indiana corporation, KENTUCKY POWER COMPANY (KPCo), a Kentucky corporation, OHIO POWER COMPANY (OPCo), an Ohio corporation, said companies (herein sometimes called 'Members' when referred to collectively and 'Member' when referred to individually) being affiliated companies of the integrated public utility electric system known as the American Electric Power System (AEP), and AMERICAN ELECTRIC POWER SERVICE CORPORATION (Agent), a New York corporation, being a service company engaged solely in the business of furnishing essential services to the aforesaid companies and the other affiliated companies.
                       W I T N E S S E T H
                            T H A T:
     0.2 WHEREAS, the Members own and operate electric facilities in the states herein indicated, (i) APCo in Virginia, West Virginia and Tennessee, (ii) CSP in Ohio, (iii) I&M in Indiana and Michigan,
(iv) KPCo in Kentucky, and (v) OPCo in Ohio and West Virginia; and
     0.3 WHEREAS, the Members have entered into an Interconnection Agreement, dated July 6, 1951, with modifications thereto, which provides for certain understandings, conditions, and procedures designed to achieve the full benefits and advantages available through the coordinated planning and operation of their electric power supply facilities; and
     0.4 WHEREAS, Congress in 1990 enacted amendments to the Clean Air Act, including Title IV, 104 Stat. 2584, 42 U.S.C.A. Section 7651, et seq. ("the 1990 Amendments") which limit emissions of sulfur dioxide (SO2) by electric utilities; and
     0.5 WHEREAS, under the 1990 Amendments, compliance is to be achieved in two stages -- Phase I, which begins January 1, 1995 and Phase II which begins January 1, 2000; and reductions in sulfur dioxide emissions are to be effected by a system in which a limited number of "emission allowances" have been allocated by the United States Environmental Protection Agency (EPA) to individual utility generating units; and
     0.6 WHEREAS, twenty-one (21) of the Members' generating units have been designated by the 1990 Amendments as Phase I affected units, and fifty-one (51) of the Members' generating units have been designated as Phase II affected units, and as such, have been awarded emission allowances by the EPA; and
     0.7 WHEREAS, the Members may have ownership or entitlement to emission allowances through several means, including: (i) EPA-AWARDED ALLOWANCES based on emission levels experienced during a base-line period, (ii) EPA bonus allowances awarded for various compliance strategies, primarily through the installation of FGD systems, and (iii) the purchase of allowances. Generally, Members are permitted to emit SO2 only to the extent they have allowances to cover such emissions.
     0.8 WHEREAS, compliance with the 1990 Amendments has been and will continue to be planned by the Members on an integrated and coordinated basis, consistent with the integrated and coordinated planning and operation of the Members' electric systems; and
     0.9 WHEREAS, the Members desire to arrive at an equitable methodology of allocating emission allowances and associated costs and benefits between and among the Members; and
     0.10 WHEREAS, the Members have entered into the Interim Allowance Agreement to establish, on an interim basis, a methodology and transfer price for the transfer of SO2 emission allowances; and
     0.11 WHEREAS, the Members believe that an agreement which provides for an equitable assignment of cost and benefits among the Members can best be realized if administered by a single clearing agent; and
     0.12 WHEREAS, the Members believe that the Agent designated herein for such purpose is qualified to perform such services;
     0.13 NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties hereto, hereby agree as follows:
                     ARTICLE 1 - DEFINITIONS
     1.1 The following terms and factors associated with settlements under this Agreement are defined in alphabetic order as follows:
     1.2 DELIVERING MEMBER -- a Member which sells PRIMARY ENERGY and/or ECONOMY ENERGY to the POOL.
     1.3 ECONOMY ENERGY -- electric energy delivered to the POOL from the MEMBER PRIMARY CAPACITY of a particular Member to displace energy that otherwise would be supplied by less efficient MEMBER PRIMARY CAPACITY of another Member to meet its MEMBER LOAD OBLIGATION.
     1.4 EPA-AWARDED ALLOWANCES -- the allowances awarded to each generating unit by the EPA as defined in Section 404(a) of the 1990 Amendments.
     1.5 FERC -- the Federal Energy Regulatory Commission or any successor agency.
     1.6  GAVIN BONUS ALLOWANCES -- 184.7, 184.0, 44.6, 44.6 and
44.6 thousand allowances, excluding transfer allowances, for the years 1995, 1996, 1997, 1998 and 1999, respectively, awarded by the EPA to OPCo's Gavin Plant pursuant to Section 404(d) of the 1990 Amendments.
     1.7 GAVIN EPA-AWARDED ALLOWANCES -- the allowances awarded to the Gavin Plant by the EPA pursuant to Section 404(a) of the 1990 Amendments.
     1.8 GAVIN SCRUBBER SO2 REDUCTION -- the difference between actual SO2 emissions at OPCo's Gavin Plant operating with scrubbers and GAVIN UNCONTROLLED EMISSIONS for a given year.
     1.9 GAVIN UNCONTROLLED EMISSIONS -- an estimated amount of SO2 emissions that would result from operating the Gavin Plant without scrubbers. The estimate of GAVIN UNCONTROLLED EMISSIONS is calculated by dividing the scrubbed Gavin SO2 EMISSIONS by (1.00 minus the scrubber SO2 removal efficiency rate).
     1.10 INTERCONNECTION AGREEMENT -- the Interconnection Agreement among the Members dated July 6, 1951, as amended.
     1.11 MEMBER AFFECTED UNITS -- a Member's generating units that are required to meet the emission standards established by the 1990 Amendments.
     1.12 MEMBER CAPACITY DEFICIT FACTOR -- for any Member, the average for the calendar year of its MEMBER PRIMARY CAPACITY DEFICIT divided by the sum of all members' average MEMBER PRIMARY CAPACITY DEFICITS.
     1.13 MEMBER DEMAND -- MEMBER LOAD OBLIGATION determined on a clock-hour integrated kilowatt basis.
     1.14 MEMBER GENERATION -- the total of a Member's net generation from its MEMBER PRIMARY CAPACITY.
     1.15 MEMBER LOAD OBLIGATION -- a Member's internal load plus any firm power sales to Foreign Companies and to affiliated companies other than Members.
     1.16 MEMBER LOAD RATIO -- the ratio of a particular Member's MEMBER MAXIMUM DEMAND in effect for a calendar month to the sum of the five MEMBER MAXIMUM DEMANDS in effect for such month.
     1.17 MEMBER MAXIMUM DEMAND -- the MEMBER MAXIMUM DEMAND in effect for a calendar month for a particular Member shall be equal to the maximum MEMBER DEMAND experienced by said Member during the twelve consecutive calendar months next preceding such calendar month.
     1.18 MEMBER PRIMARY CAPACITY -- the aggregate capacity of the electric power sources of a particular Member, in kilowatts, that is normally expected to be available to carry load. Such capacity shall include (i) the capacity installed at the generating stations owned by the Member and (ii) the capacity available to that Member through interconnection arrangements with affiliated companies or Foreign Companies.
     1.19 MEMBER PRIMARY CAPACITY DEFICIT -- difference between the MEMBER PRIMARY CAPACITY and MEMBER PRIMARY CAPACITY RESERVATION of a particular Member, when such MEMBER PRIMARY CAPACITY is less than such MEMBER PRIMARY CAPACITY RESERVATION.
     1.20 MEMBER PRIMARY CAPACITY RESERVATION -- SYSTEM PRIMARY CAPACITY multiplied by the MEMBER LOAD RATIO of a particular Member.
     1.21 OPCo CAPACITY SURPLUS FACTOR -- the weighted average for the calendar year of (OPCo's MEMBER PRIMARY CAPACITY minus OPCo's MEMBER PRIMARY CAPACITY RESERVATION) divided by OPCo's MEMBER PRIMARY CAPACITY.
     1.22 OVER-COMPLIANCE -- the amount by which a Member's SO2 EMISSIONS are less than its EPA-AWARDED ALLOWANCES for the current year; provided, however, that in determining OPCo's OVER-COMPLIANCE, its emissions shall be deemed to include, in lieu of actual emissions from the Gavin Plant, 50% of GAVIN UNCONTROLLED EMISSIONS, and its allowances shall be deemed to include, in lieu of actual GAVIN EPA-AWARDED ALLOWANCES, only 50% of GAVIN EPA-AWARDED ALLOWANCES.
     1.23 POOL -- electric energy delivered by one Member, from its MEMBER PRIMARY CAPACITY, to another Member shall be considered to be energy delivered to the POOL by the former Member and delivered from the POOL by the latter Member.
     1.24 POWER SALES TO FOREIGN COMPANIES -- sales of electric power and energy to Foreign Companies, made by a Member on behalf of the System, where the revenue and cost of such sales are allocated to the Members in proportion to their respective MEMBER LOAD RATIOS.
     1.25 PRIMARY AND ECONOMY ENERGY RECEIPT FACTOR -- the ratio of PRIMARY ENERGY and ECONOMY ENERGY receipts by a receiving Member from a DELIVERING MEMBER to the total sales of PRIMARY ENERGY and ECONOMY ENERGY by the DELIVERING MEMBER.
     1.26 PRIMARY AND ECONOMY ENERGY SUPPLY FACTOR -- the sum of the Member's PRIMARY ENERGY and ECONOMY ENERGY deliveries divided by the MEMBER'S GENERATION.
     1.27 PRIMARY ENERGY -- electric energy delivered to the POOL from the MEMBER PRIMARY CAPACITY of a particular Member to meet another Member's deficiency in capacity.
     1.28 RECEIVING MEMBER -- a Member which buys PRIMARY ENERGY and/or ECONOMY ENERGY from the POOL.
     1.29 SO2 EMISSIONS -- the total of the Member's SO2 EMISSIONS from the MEMBER'S AFFECTED UNITS.
     1.30 SURPLUS ALLOWANCES -- the excess of a Member's current year EPA-AWARDED ALLOWANCES, plus allowances transferred to the Member pursuant to Sections 4.1, 4.2, 4.3 and 4.4 of this Agreement, over the Member's annual SO2 EMISSIONS and its MLR share of the SYSTEM ALLOWANCE BANK.
     1.31 SYSTEM ALLOWANCE BANK -- the sum of all the Members' allowances in excess of all the Members' SO2 emissions.
     1.32 SYSTEM COST OF COMPLIANCE -- for calendar year 1995 is $115.43/ton of SO2. For each subsequent year, the SYSTEM COST OF COMPLIANCE shall be $115.43/ton of SO2 escalated annually at a rate of 10.56%.
     1.33 SYSTEM PRIMARY CAPACITY -- the sum of the MEMBER PRIMARY CAPACITY of all the Members.
     1.34 UNDER-COMPLIANCE -- the amount by which a Member's SO2 EMISSIONS are greater than its EPA-AWARDED ALLOWANCES for the current year; provided, however, that in determining OPCo's UNDER-COMPLIANCE, its emissions shall be deemed to include, in lieu of actual emissions from the Gavin Plant, 50% of GAVIN UNCONTROLLED EMISSIONS, and its allowances shall be deemed to include, in lieu of actual GAVIN EPA-AWARDED ALLOWANCES, only 50% of GAVIN EPA-AWARDED ALLOWANCES.
            ARTICLE 2 - EMISSION ALLOWANCE MANAGEMENT
     2.1 In determining the transfer of costs and benefits related to emission allowances among Members, settlements for the following transactions will be governed by this Agreement: 1) an annual reallocation of Gavin allowances, described in Section 4.1, 2) an annual cash settlement for the transfer of allowances associated with PRIMARY ENERGY and ECONOMY ENERGY, described in Section 4.2,
3) a monthly cash settlement for allowances consumed for POWER SALES TO FOREIGN COMPANIES, described in Section 4.3, 4) sales and purchases of allowances to/from non-affiliated parties, described in Section 4.4, and 5) an annual transfer of allowances for current period compliance and allocation of the SYSTEM ALLOWANCE BANK, described in Section 4.5.
     2.2 Agent shall have the authority to make any and all decisions relating to the use, management, purchase, sale and transfer of emission allowances. Except as provided in this Agreement or any superseding agreement, no other payment or compensation shall be made between or among the Members with respect to any such use, management, purchase, sale or transfer.
              ARTICLE 3 - AGENT'S RESPONSIBILITIES
     3.1 For the purpose of carrying out the provisions of this Agreement, the Members hereby delegate to Agent, and Agent hereby accepts, the responsibility of administration of this Agreement, and in furtherance thereof Agent hereby agrees:
          3.11 To render to each Member as promptly as possible after the end of each month a statement setting forth the settlements hereunder for such preceding calendar month, in such detail and with such segregation as may be needed for accounting, operating, or other proper purposes.
          3.12 To carry out allowance transfer settlements under this Agreement. Settlement for the Gavin Allowance Reallocation shall be recorded annually in December for each calendar year.
          3.13 To carry out cash settlements under this Agreement through an account (hereby designated and hereinafter called the SYSTEM ALLOWANCE ACCOUNT) to be administered by Agent. Payments to or from such account shall be made to or by Agent as clearing agent of the account. The total amount of the payments made by the Members to the SYSTEM ALLOWANCE ACCOUNT each month shall be equal to the total amount of the payments made from the SYSTEM ALLOWANCE ACCOUNT for the same period.
               3.131 Monthly settlements by the Members shall be determined for Allowances Consumed for Power Sales to Foreign Companies.
               3.132 Annual settlements by the Members shall be determined in December of each calendar year for Allowance Transfers for Primary and Economy Energy Transactions.
               3.133  Settlements by the Members shall be
          determined for allowances sold and purchased to/from non-affiliated parties as they occur.
               3.134 Annual settlements by the Members shall be determined in December of each calendar year for the Transfer of Allowances for Current Period Compliance and Allocation of the System Allowance Bank.
                     ARTICLE 4 - SETTLEMENTS
     4.1 GAVIN ALLOWANCE REALLOCATION - In December of 1995 and each subsequent calendar year, the allowance inventory accounts of the Members will be adjusted to recognize the Gavin Allowance Reallocation. The number of Gavin allowances available for reallocation is determined by multiplying the OPCo CAPACITY SURPLUS FACTOR by the sum of (i) GAVIN BONUS ALLOWANCES and (ii) 50% of the sum of the GAVIN EPA-AWARDED ALLOWANCES and the GAVIN SCRUBBER SO2 REDUCTION. The Gavin allowances available for reallocation shall be transferred, at zero cost, to the Members having a MEMBER PRIMARY CAPACITY DEFICIT. Each deficit Member's share of the Gavin Allowance Reallocation is determined by multiplying the Gavin Allowances to Reallocate by the MEMBER'S CAPACITY DEFICIT FACTOR.
     4.2 ALLOWANCE TRANSFERS ASSOCIATED WITH PRIMARY AND ECONOMY ENERGY TRANSACTIONS - In December of each year, the DELIVERING MEMBERS shall transfer allowances to or receive allowances from the RECEIVING MEMBERS, according to this Section. A DELIVERING MEMBER shall be transferred allowances from a RECEIVING MEMBER if the DELIVERING MEMBER is in an UNDER-COMPLIANCE position. A DELIVERING MEMBER shall transfer allowances to a RECEIVING MEMBER if the DELIVERING MEMBER is in an OVER-COMPLIANCE position. Members supplying allowances shall be compensated by the Members receiving allowances based on the supplying Member's average allowance inventory cost. For the year, a Member may be both a DELIVERING MEMBER and a RECEIVING MEMBER.
          4.21 In December of each year, the Member's annual OVER-COMPLIANCE or UNDER-COMPLIANCE shall be determined.
          4.22 The PRIMARY AND ECONOMY ENERGY SUPPLY FACTOR of each DELIVERING MEMBER shall be multiplied by that Member's over/(under) compliance to determine its incremental OVER-COMPLIANCE or incremental UNDER-COMPLIANCE position. The incremental over/(under) compliance position represents the total number of allowances to be transferred from or received by the DELIVERING MEMBER.
          4.23 If the DELIVERING MEMBER is in an UNDER-COMPLIANCE position, the number of allowances to be transferred from the RECEIVING MEMBER is calculated by multiplying the DELIVERING MEMBER'S incremental UNDER-COMPLIANCE by the respective PRIMARY AND ECONOMY ENERGY RECEIPT FACTOR. If the DELIVERING MEMBER is in an OVER-COMPLIANCE position, the number of allowances to be transferred to the RECEIVING MEMBERS is calculated by multiplying the incremental OVER-COMPLIANCE of the DELIVERING MEMBER by the respective PRIMARY AND ECONOMY ENERGY RECEIPT FACTORS.
          4.24 The net allowances transferred from the supplying Member during the year are priced at their individual weighted average inventory cost computed at the end of December. The net allowances transferred to the receiving Members shall be based on the weighted average inventory cost of all Members supplying allowances. The average inventory cost of a supplying Member is computed by taking the total book cost of allowances available for transfer divided by the number of allowances available for transfer at the end of December.
     4.3  ALLOWANCES CONSUMED FOR POWER SALES TO FOREIGN COMPANIES
- When allowances are consumed for power sales to foreign companies, the customer has the option of reimbursing the supplying company with allowances in kind, or paying cash for the allowances at the current market rate. If the customer reimburses in kind, the allowances shall be retained by the supplying Member (Member company that generated the energy and consumed the allowances); and a cash settlement shall be made to each Member based on its MLR-share of the current value of the allowances received. If cash is received, in lieu of allowances, it shall be shared by each member based on its current MLR. The supplying Member's consumed cost of allowances for sale to foreign companies shall be allocated to each Member based on its current MLR. The method for determining the allowances consumed in generating the energy for POWER SALES TO FOREIGN COMPANIES is set forth in Appendix E to this Agreement.
     4.4 ALLOWANCE TRANSACTIONS WITH NON-AFFILIATED PARTIES - Participation in the allowance market could involve either the sale or purchase of allowances to or from non-affiliated parties.
          4.41 SALE OF ALLOWANCES - Except as provided in Section 4.43, in the event allowances are sold to non-affiliated parties, each Member shall contribute its MLR share of the total quantity sold. To the extent a Member cannot provide its MLR share due to a shortfall, that Member shall purchase an amount of allowances necessary to cover the shortfall from other Members having a surplus, at the System Cost of Compliance. Each Member shall receive its MLR share of the total proceeds.
          4.42 PURCHASE OF ALLOWANCES - In the event allowances are purchased from non-affiliated parties, each Member shall take ownership of its MLR share of the total quantity purchased and pay its MLR share of the total cost.
          4.43 SALE OF WITHHELD ALLOWANCES AT EPA AUCTIONS - The proceeds from sales of allowances withheld by the EPA, pursuant to Section 416 of Title IV of the 1990 Amendments, shall be retained by the Member owning the generating units from which the allowances were withheld.
          4.44 NET PROCEEDS AND COSTS FROM PREVIOUS ALLOWANCE TRANSACTIONS - The net proceeds from sales of allowances to non-affiliated parties which occurred prior to the effective date of Modification No. 1 to this Agreement, the cost of allowances purchased from non-affiliated parties which occurred prior to the effective date of Modification No. 1 to this Agreement and all carrying charges accrued on such proceeds and costs, shall be shared by each Member based on its MLR.
     4.5 TRANSFERS OF ALLOWANCES FOR CURRENT PERIOD COMPLIANCE AND ALLOCATION OF THE SYSTEM ALLOWANCE BANK - At the end of December of each calendar year, each Member shall own a share of the SYSTEM ALLOWANCE BANK, based on its current MEMBER LOAD RATIO. A Member whose annual SO2 EMISSIONS exceed its available allowance inventory, after intercompany settlements described in Section 4.1, 4.2, 4.3 and 4.4 of this Agreement, will purchase allowances to eliminate its shortfall in that calendar year and to provide for its MLR share of the SYSTEM ALLOWANCE BANK. These purchases will be made from Members having SURPLUS ALLOWANCES and will be priced at the SYSTEM COST OF COMPLIANCE. If more than one Member has SURPLUS ALLOWANCES, the buying Member will purchase a proportionate share from the surplus Members.
                ARTICLE 5 - BILLINGS AND PAYMENTS
     5.1 All bills for amounts owing hereunder shall be due and payable on the fifteenth day of the month next following the month to which a settlement has been rendered, or on the tenth day following the receipt of the bill, whichever date is later. Interest on unpaid amounts shall accrue daily at the prime interest rate per annum in effect on the due date at Citibank, plus 2% per annum, from the due date until the date upon which payment is made. Unless otherwise agreed upon, the calendar month shall be the standard period for the purpose of settlements under this Agreement. If bills cannot be accurately determined at any time, they shall be rendered on an estimated basis and subsequently adjusted to conform to the terms of this Agreement.
                        ARTICLE 6 - TAXES
     6.1 If at any time during the duration of this Agreement there should be levied and/or assessed by any governmental authority against any Member any tax related to the receipt of settlements calculated pursuant to Article 5 of this Agreement (including, but not limited to sales, excise, etc.), the tax expense incurred by such Member that would not have been incurred were the allowance settlements hereunder not being made, such Member shall be entitled to reimbursement of the tax expense from the Member generating the tax expense.
                    ARTICLE 7 - MODIFICATIONS
     7.1 Any Member, by written notice given to the other Members and Agent, may call for a reconsideration of the terms and conditions herein provided. If such reconsideration is called for, the Members shall take into account any changed conditions, any results from the application of said terms and conditions, and any other facts that might cause said terms and conditions to result in an inequitable sharing of costs and benefits under this Agreement. Any modification in terms and conditions agreed to by the Members shall be subject to appropriate regulatory approval and become effective the first day of the month following regulatory authorization.
     ARTICLE 8 - EFFECTIVE DATE AND TERMS OF THIS AGREEMENT
     8.1 This Agreement shall become effective and shall become a binding obligation of the Parties on January 1, 1995, or such other effective date determined by FERC.
     8.2 This Agreement shall continue in effect from the effective date until the effective date of any subsequent agreement.
               ARTICLE 9 - REGULATORY AUTHORITIES
     9.1 The Members recognize that this Agreement, and any tariff or rate schedule which shall embody or supersede this Agreement or any part thereof, are in certain respects subject to the jurisdiction of the FERC under the Federal Power Act, and are also subject to such lawful action as any regulatory authority having jurisdiction shall hereinafter take with respect thereto. The performance of any obligation of the Members shall be subject to the receipt of such authorizations, approvals or actions of regulatory authorities having jurisdiction as shall be required by law.
     9.2 It is expressly understood that the Members shall be entitled, at any time unilaterally, to make application to the FERC for a change in the rates, charges, classification of service, or any rule, regulation or contract relating thereto, or to make any change in or supersede in whole or in part any provision of the this Agreement, under Section 205 of the Federal Power Act and pursuant to the FERC's Rules and Regulations promulgated thereunder.
                     ARTICLE 10 - ASSIGNMENT
     10.1 This Agreement shall accrue to the benefit of and be binding upon the successors and assigns of the respective parties.

          IN WITNESS WHEREOF, the parties hereto have caused the Agreement to be executed in their respective corporate names and on their behalf by their proper officers thereunto duly authorized as of the day and year first above written.

                              APPALACHIAN POWER COMPANY

                              By: (Signature on Original Document)
                                  --------------------------------

                              COLUMBUS SOUTHERN POWER COMPANY
                              OHIO POWER COMPANY

                              By: (Signature on Original Document)
                                  --------------------------------

                              INDIANA MICHIGAN POWER COMPANY

                              By: (Signature on Original Document)
                                  --------------------------------

                              KENTUCKY POWER COMPANY

                              By: (Signature on Original Document)
                                  --------------------------------

                              AMERICAN ELECTRIC POWER SERVICE
                              CORPORATION

                              By: (Signature on Original Document)
                                  --------------------------------


     WHEREAS, APPALACHIAN POWER COMPANY (APCO), a Virginia corporation, COLUMBUS SOUTHERN POWER COMPANY (CSP), an Ohio corporation, INDIANA MICHIGAN POWER COMPANY (I&M), an Indiana corporation, KENTUCKY POWER COMPANY (KPCO), a Kentucky corporation, OHIO POWER COMPANY (OPCO), an Ohio corporation, said companies (herein sometimes called 'Members' when referred to collectively and 'Member' when referred to individually) being affiliated companies of the integrated public utility electric system known as the American Electric Power System (AEP), and AMERICAN ELECTRIC POWER SERVICE CORPORATION (Agent), a New York corporation, being a service company engaged solely in the business of furnishing essential services to the aforesaid companies and the other affiliated companies, all of whom are currently doing business as American Electric Power, desire to establish a mechanism for the allocation of emission allowance costs and proceeds associated with purchases and sales with non-affiliated entities; and
     WHEREAS, the Members desire to amend the AEP System Interim Allowance Agreement dated July 28, 1994 to reflect this mechanism and to effect certain other changes to the Agreement; and
     WHEREAS, except as changed by amendments, the AEP System Interim Allowance Agreement remains in full force and effect.
     NOW THEREFORE, the Members adopt the document attached hereto showing the proposed amendments to the AEP System Interim Allowance Agreement in a form in which deletions appear as struck-through text and additions appear as shaded text, as "Modification No. 1 to the AEP System Interim Allowance Agreement By and Among Appalachian Power Company, Columbus Southern Power Company, Indiana Michigan Power Company, Kentucky Power Company, Ohio Power Company and With American Electric Power Service Corporation As Agent."
     Agreed to this ______ day of June, 1996.
                         By: /s/ William J. Lhota
                            ---------------------------------
                            William J. Lhota

               Title: President and Chief Operating Officer of Appalachian Power Company, Columbus Southern Power Company, Indiana Michigan Power Company, Kentucky Power Company, and Ohio Power Company; and Executive Vice President of American Electric Power Service Corporation, collectively doing business as American Electric Power